Stillwater Mining Announces Resignation of Director and Appointment of New Director

COLUMBUS, MT -- (Marketwire - January 27, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) announced today the resignation of Todd D. Schafer as a Director of the Company and the election of Michael Schiavone to the Company's Board of Directors, effective January 26, 2009.

Commenting on the resignation, Stillwater Chairman and Chief Executive Officer, Francis McAllister said, "The Board of Directors and I want to acknowledge and express our appreciation for Todd's many contributions during his tenure on the Company's Board of Directors. Todd has been an active, hands-on director who has dedicated substantial time and effort to the Company. We will miss him and wish him the best in his future endeavors."

Mr. Schafer was a nominee of Norimet Limited, the Company's majority stockholder and a subsidiary of MMC Norilsk Nickel.

Michael Schiavone, a nominee of Norimet Limited has been elected a Director of the Company to replace Mr. Schafer.

Mr. Schiavone is owner of East Coast Realty, which provides real estate and property management services in southern Florida. Prior to organizing East Coast Realty, from 1972 to 1999 he served as chief executive officer and chief financial officer of Michael Schiavone & Sons, Inc., which focuses on recycling metals domestically and internationally, including activities in China, Japan, Korea, Turkey, Venezuela, Malaysia and Spain. Mr. Schiavone began his career at Schiavone-Chase Corporation in 1968. He holds a Bachelor of Arts degree from Boston University in Boston, MA.

Commenting on Mr. Schiavone's election to the Board, Frank McAllister said, "We are very pleased to welcome Mike to Stillwater's Board. He is a seasoned veteran of the metals markets and the recycling business, both of which are critical to our financial performance. We look forward to his experience and perspective as a Director of the Company."

Under the Company's Stockholders Agreement, upon the resignation or removal of a Director appointed by Norimet, Norimet is entitled to nominate an independent replacement candidate to fill the vacancy, subject to approval by the Company's governance and nominating committee and election by a majority of the independent Directors of the Board. After review with counsel, the governance and nominating committee has determined that Mr. Schiavone qualifies as an independent director, based on the criteria established by the New York Stock Exchange and by the Sarbanes-Oxley Act of 2002.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

CONTACT:
Gregory A. Wing
Chief Financial Officer
406-373-8700